EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-167649) of Xenonics Holdings, Inc. and subsidiary of our report dated December 16, 2010, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Xenonics Holdings, Inc. and subsidiary for the years ended September 30, 2010 and 2009.
SingerLewak LLP
Irvine, CA
December 16, 2010